UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2012

PURE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21019	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices, including zip code)

(619) 596-8600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 5, 2012, Pure Bioscience, Inc. (the “Company”) appointed Peter C. Wulff as its Chief Financial Officer. With his appointment, Mr. Wulff will also serve as the Company’s Principal Financial Officer and Principal Accounting Officer. Concurrent with the effectiveness of Mr. Wulff’s appointment, Michael Krall will relinquish his roles as Interim Chief Financial Officer, Interim Principal Financial Officer and Interim Principal Accounting Officer and continue in his roles as President and Chief Executive Officer of the Company.

Prior to joining the Company, Mr. Wulff, 53, was the principal of Wulff Services Inc. from 2011 until October 2012, a consulting services firm focusing on development stage companies in the medical technology industry. From June 2008 until April 2011, Mr. Wulff provided services for Alphatec Holdings, Inc. (NASDAQ: ATEC) and Alphatec Spine, a developer and manufacturer of spinal implant products, serving as its Chief Financial Officer, Vice President and Treasurer from June 2008 until October 2010 and its Senior Vice President, Strategic Initiatives, from October 2010 until April 2011. From January 2005 until May 2008 he served as the Chief Financial Officer, and from February 2007 until May 2008 he also served as the Executive Vice President, of Artes Medical, Inc., a formerly publicly traded medical device company. Artes Medical is no longer publicly traded and filed for bankruptcy protection within two years after the departure of Mr. Wulff. From June 2004 until December 2004, Mr. Wulff was a managing partner of Acumen Biomedical, a consulting services firm that specialized in providing services to medical technology companies. From May 2001 to May 2004, Mr. Wulff served as Vice President Finance, Chief Financial Officer, Treasurer and Assistant Secretary of CryoCor, Inc., a medical device company. From November 1999 to May 2001, Mr. Wulff served as Chief Financial Officer and Treasurer of Natural Alternatives International, Inc., a publicly-traded and international nutritional supplement manufacturer. Mr. Wulff earned an M.B.A in Finance and a bachelor’s degree in Economics and Germanic Languages, each from Indiana University.

There is no family relationship between Mr. Wulff and any of the Company’s officers or directors, and there have been no related transactions, and none are contemplated, between Mr. Wulff or his immediate family members and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Employment Agreement

In connection with Mr. Wulff’s appointment, the Company has entered into an employment agreement with Mr. Wulff similar to that of its previous Chief Financial Officer. The principal terms of the employment agreement are as follows:

The agreement continues until terminated by either the Company or Mr. Wulff. The agreement provides for an initial base salary of $275,000 and also provides for an annual bonus target equal to 35% of Mr. Wulff’s then-current base salary. Annual bonuses are awarded at the sole discretion of the Company’s Board of Directors or the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The agreement also provides that, as an inducement material to his entering into employment with the Company and subject to the approval of the Compensation Committee, Mr. Wulff shall receive an option to purchase up to 50,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which grant date will be the date of the Compensation Committee’s approval thereof. The option will have a term of 10 years and will generally be forfeited if not exercised before the expiration of that term, or, if earlier, 120 days after the termination of Mr. Wulff’s employment with us (subject to certain exceptions as set forth in the agreement). The shares subject to the option will vest in four equal annual installments on each yearly anniversary of the effective date of the employment agreement, in each case subject to Mr. Wulff’s continued service with the Company through such vesting date. The option will be granted outside of the Company’s 2007 Equity Incentive Plan (the “Plan”), but will be subject to terms substantially similar to those of non-qualified stock options granted under the Plan. The Company intends to register the shares subject to the option pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission prior to the first vesting date of the option.

If the agreement is terminated by the Company without cause (as defined in the employment agreement) or terminated by Mr. Wulff for good reason (as defined in the employment agreement), then Mr. Wulff, upon signing a release in favor of the Company, will be entitled to severance pay in the form of a single lump sum cash payment equal to 75% of his then-current annual base compensation, plus (i) nine months of health and dental insurance in accordance with COBRA for Mr. Wulff and his eligible dependents or (ii) in certain circumstances and in lieu of such continuation of health and dental insurance, additional monthly cash payments equal to the value of such continuation of health and dental insurance. In addition, in the event of a termination for any reason other than by the Company for cause, the agreement provides that all outstanding vested stock options held by the executive at the date of such termination would continue to be exercisable for a period of up to 120 days following such termination, but in no event beyond the maximum permitted expiration date.

The agreement provides that, in the event that either Mr. Wulff’s employment is terminated by the Company without cause within twelve months following a change in control (as defined in the employment agreement), or Mr. Wulff resigns for good reason within such period, Mr. Wulff will be entitled to additional severance pay in excess of the amounts described in the preceding paragraph, in the form of a single lump sum cash payment equal to 100% of Mr. Wulff’s then-current annual base compensation, plus the average annual bonus awarded to Mr. Wulff for the preceding two fiscal years. In addition, in such event, the vesting of all outstanding stock options to purchase the Company’s common stock then held by Mr. Wulff would automatically accelerate and all such stock options would continue to be exercisable for a period of 12 months following such termination, but in no event beyond the maximum permitted expiration date.

The agreement provides substantially similar definitions of “cause”, “good reason” and “change in control” as are set forth in the Company’s employment agreements with its other executive officers.  In summary: (a) “cause” is the commission by the executive of an act of fraud or another felony, or gross misconduct resulting in a material adverse effect on the Company; refusal by the executive to perform his or her duties under the agreement or to otherwise breach the agreement, or the executive’s breach of other key agreements with the Company; (b) “good reason” is a material reduction of the executive’s base salary or target bonus percentage; a material reduction by the Company of the executive’s authority, duties or responsibilities; a relocation of the Company’s offices that requires an increase in the executive’s one-way driving distance of more than fifty miles; a material diminution in the authorities, duties or responsibilities of the supervisor to whom the executive is required to report; a material breach of the agreement by the Company; or a material diminution in the budget over which the executive retains authority; and (c) a “change in control” is the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company; the consummation of a merger or consolidation of the Company with or into another entity; the closing of the acquisition of beneficial ownership of 30% or more of the outstanding voting stock of the Company; or if individuals who, on the effective date of the applicable agreement are members of the Board, or are nominees of such Board members, cease to constitute at least a majority of the members of the Board.

The foregoing description of the employment agreement with the Company’s Chief Financial Officer does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnification Agreement

In addition, the Company has entered into an indemnification agreement with Mr. Wulff in the same form as the Company has been entered with its other executive officers and directors. Under that indemnification agreement, subject to the terms and conditions set forth therein, Mr. Wulff is entitled to be indemnified against all expenses, liability and loss actually and reasonably incurred by him or on his behalf  in connection with any claims, proceedings or other actions brought against him as a result of his service to the Company to the fullest extent permitted by the Delaware General Corporation Law, other than in connection with (i) proceedings initiated by Mr. Wulff against the Company or any of its directors or officers unless the Company has consented to the initiation of such proceeding or (ii) a suit in which judgment is rendered against Mr. Wulff pursuant to Section 16(b) of the Securities Exchange Act of 1934 for an accounting of profits made from the purchase or sale by him of securities of the Company. The indemnification agreement also entitles Mr. Wulff to advancement of expenses incurred by him in connection with any claim, proceeding or other action in advance of the final adjudication of any such claim, proceeding or other action, provided that, if required by applicable corporate laws, Mr. Wulff agrees to reimburse the Company for all such advances if it shall ultimately be determined that he is not entitled to indemnification. The indemnification agreement further provides that Mr. Wulff is presumed to be entitled to indemnification, which presumption can be overcome by the Company pursuant to the terms of the indemnification agreement.

The foregoing description of the indemnification agreement with the Company’s Chief Financial Officer does not purport to be complete and is qualified in its entirety by reference to the full text of the form of such agreement, which is filed as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011 filed with the Securities and Exchange Commission on October 31, 2011 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, effective November 5, 2012, by and between Pure Bioscience, Inc. and Peter C. Wulff
99.1	Press Release issued by Pure Bioscience, Inc. on November 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.
Dated: November 8, 2012	By:	/s/ Michael L. Krall
Michael L. Krall President, Chief Executive Officer